EXHIBIT 99.3
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                      INTERIM MANAGEMENT SERVICES AGREEMENT
                      -------------------------------------

     THIS AGREEMENT is entered into with an effective date of March 27, 2001, by and between Raven Moon International, Inc., a Florida corporation, with principal offices located at 120 International Parkway, Suite 120, Heathrow, Florida 32746 (Company), and Hacker-Rumsey (HR) (Donald L. Hacker, whose address is 11673 Ramsdell Court; San Diego, CA; 92131 and Royce Rumsey) This agreement supersedes any and all previous agreements between such parties.

     WHEREAS, Company is a "public" company engaged in the development, production, distribution, and exploitation of television properties and other entertainment projects;

     WHEREAS, HR is an entertainment industry partnership with extensive experience, contacts, and credentials in the television and consumer products industries;

     WHEREAS, both HR and Company are in agreement with respect to the terms and conditions under which HR shall provide full-time management services to the Company; and

     WHEREAS, the parties wish to reduce to writing the terms and conditions of such agreement.

     NOW, THEREFORE, and in consideration of the mutual promises and agreements herein contained and intending to be legally bound, the parties, for themselves, and their heirs, successors, personal representatives, and assigns hereby agree as follows:

1.   Interim MANAGEMENT SERVICES:

     Company agrees to engage HR, and HR hereby accepts such engagement upon the terms and conditions hereinafter set forth. HR shall work under the direction of Company's Chairman and CEO and with other executives and outside consultants and advisors as necessary. The specific services for which HR is being engaged shall include the following:

     (a) Provide the Company's Chief Executive Officer services in support of the public and private fundraising activities for the Company;

     (b) Direct the design, development and market research and planning of the Company's current television properties, specifically Gina D's Kids Club; and that of HR-developed television properties;

     (c) Establish third party relationships with Company's advertising, distribution, and broadcast partners;

     (d) Prepare a plan under which the company can generate maximum revenues from its entertainment properties;

     (e) Undertake any other activities as they may be required from time to time that are aimed toward helping the Company achieve its broader objectives.

     Notwithstanding the fact that the Company's Chairman and CEO shall have the final word on all major business decisions affecting the Company, HR will be granted reasonable authority and responsibility to conduct day-to-day management activities customary to companies involved in the production and distribution of entertainment projects.

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2.   Interim Management Services TERM:

     This Agreement shall be deemed to have commenced as of the March 1, 2001 and shall continue for an initial term of three (3) months, ending June 1, 2001. Company shall have an additional one (1) month option through July 1, 2001. Following, the expiration of the initial term, HR and the Company expect to enter into a full-time Employment agreements with the principals of HR (Hacker and Rumsey).

3.   Fees and PAyment schedule:

     (a) Fees: HR's fees in section 3(b), below shall be guaranteed in total and paid according to the schedule outlined below. HR's fees in the one (1) month option period are not included in the guarantee and are paid at the discretion of the company.

     (b)  Payment Schedule:
          ----------------
          $18,750.00        Upon Signing
          $18,750.00        April 15, 2001
          $15,000.00        May 1, 2001
          $15,000.00        May 15, 2001
          $22,500.00        June 1, 2001

          Option Schedule:
          ----------------
          $25,000.00        April 15, 2001
          $25,000.00        May 15, 2001

     (c) Expenses: HR shall be reimbursed on a timely basis for reasonable travel and entertainment expenses and other costs incurred in connection with Company's business hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense.

4.   EXTENT OF SERVICES:

     (a) HR shall devote full working time, attention and energies to the business of Company, but this shall not be construed as preventing HR from investing their personal time or assets in such form or manner as HR sees fit as long as they will not conflict with the duties, responsibilities sections under this agreement.

     (b) HR's principal activities will be conducted out of Southern California. Notwithstanding this provision, HR will routinely conduct activities and maintain a limited presence in the Orlando, Central Florida area, where the principal headquarters of Company currently are located.

5.   NONDISCLOSURE:

     During the term of HR's interim management services agreement with Company, and thereafter, HR shall not depart any information to third parties considered by Company to be confidential or proprietary.

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6.   GUARANTEE and Termination Provisions.

     (a) Guarantee by Company; all payments outlined in section 3 (b) shall be fully guaranteed by Company.

     (b) Termination By HR. HR has the unilateral option to terminate this agreement hereunder should Company fail to meet payment obligations on a timely basis.

     (c) Notice Of Termination. A written "notice of termination" to the Company shall communicate any termination by HR.

7.   ASSIGNMENT OF PRE-EXISTING PROPERTIES

     In exchange for the considerations paid by Company under terms described in HR Properties Options Agreement attached hereto, HR hereby grants certain rights to Company, as of the effective date of this agreement.

8.   REPRESENTATIONS AND WARRANTIES:

     (a) HR represents and warrants to Company that it has full right, power and authority to enter into this agreement, and that it is not a party to or otherwise bound by any agreement that may, in any way, restrict its right or ability to enter into this Agreement.

     (b) Company represents and warrants to HR that it has full right, power and authority to enter into this agreement. Company further represents and warrants that it currently has on hand and available the monies necessary to fund this agreement and the activities of the HR hereunder.

9.   NOTICES:

     (a) Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service such as Federal Express, or by telefax communication, with an acknowledgment by the recipient.

     (b) Either party may change the address to which notice or payment is to be made by written notice to the other party in accordance with the provisions of this paragraph.

10.  JURISDICTION AND DISPUTES:

     (a)  This Agreement shall is governed by the laws of the State of Florida.

     (b) All disputes hereunder shall be resolved in the applicable state or federal courts of Florida, County of Orange. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available. The prevailing party in any litigation involving the enforcement or interpretation of this agreement shall be entitled to recoupment of attorneys' fees and costs.

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11.  AGREEMENT BINDING ON SUCCESSORS:

     This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

12.  WAIVER:

     No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

13.  SEVERABILITY:

     If a court of competent jurisdiction hereof holds any provision invalid or unenforceable, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the Agreement.

14.  ASSIGNABILITY:

     This Agreement and the rights and obligations hereunder are personal with respect to HR and may not be assigned by any act of HR or by operation of law. Company shall have the right to assign this Agreement to a successor in interest to Company or to the purchaser of any of the assets of Company.

15.  FURTHER DOCUMENTS

     The parties agree to execute and deliver such other and further documents as may be necessary to carry out the intent and provisions of this agreement (including, but not limited to documents relating to the stock warrants and stock options referenced hereunder). Failure by a party to execute or deliver such documents after five (5) business days' notice shall enable this document to be treated as an instrument of conveyance.

16.  INTEGRATION:

     This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

RAVEN MOON INTERNATIONAL, INC.              HACKER-RUMSEY


By:  /s/ Joey DiFrancesco                   By:  /s/  Donald L. Hacker
   --------------------------                  --------------------------------
         Joey DiFrancesco                             Donald L. Hacker


                                            By:  /s/  Royce Rumsey
                                               --------------------------------
Title:   President                                    Royce Rumsey
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Date:    3/29/01                            Date:    3/29/01
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